Exhibit 8.1

January 22, 2015

Euronav NV

De Gerlachekaai 20

2000 Antwerpen

Belgium

Re: Euronav NV

Ladies and Gentlemen:

We have acted as United States counsel to Euronav NV (the “Company”) in connection with (i) the Company’s registration statement on Form F-1 (File No. 333-198625), including the prospectus contained therein (the “Prospectus”), as originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 8, 2014, as thereafter amended or supplemented (the “Initial Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the initial public offering of the Company’s ordinary shares, no par value; and (ii) the Company’s registration statement filed pursuant to Rule 462(b) of the Securities Act on January 22, 2015, which incorporates by reference the Initial Registration Statement (the “Additional Registration Statement”), for the purpose of registering additional ordinary shares.

In formulating our opinion as to the following matters, we have examined such documents as we have deemed appropriate, including the Initial Registration Statement and the Additional Registration Statement. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Initial Registration Statement.

Based on the facts as set forth in the Additional Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Risk Factors” and “Tax Considerations” therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters expressed in the Additional Registration Statement under the captions “Tax Considerations – United States Federal Income Tax Considerations”, “Risk Factors – We may have to pay tax on Unites States source shipping income, or taxes in other jurisdictions, which would reduce our earnings” and “Risk Factors – United States tax authorities could treat us as a ‘passive foreign investment company,’ which could have adverse United States federal income tax consequences to United States holders” accurately state our views as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Additional Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Additional Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Additional Registration Statement and to the references to us in the Prospectus. In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Securities Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Additional Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP

SEWARD & KISSEL LLP